Pitney Bowes Inc. - Form 10-Q
Six Months Ended June 30, 1997
Page 17 of 19
                                                                     Exhibit (i)

                               Pitney Bowes Inc.
                       Computation of Earnings per Share
                       ---------------------------------

                                                                 Three Months Ended June 30,             Six Months Ended June 30,
                                                               -------------------------------       -------------------------------
(Dollars in thousands, except per share data)                          1997               1996               1997               1996
                                                               ------------       ------------       ------------       ------------
Primary
-------
Net income applicable to common stock (1) ..............       $    131,071       $    118,533       $    251,015       $    225,042
                                                               ============       ============       ============       ============

Weighted average number of common shares outstanding ...        145,195,125        149,444,335        146,326,746        149,655,627
Preference stock, $2.12 cumulative convertible .........            682,324            731,416            688,408            738,887
Stock option and purchase plans ........................          1,057,637            769,363          1,015,534            777,022
                                                               ------------       ------------       ------------       ------------

Total common and common equivalent shares outstanding ..        146,935,086        150,945,114        148,030,688        151,171,536
                                                               ============       ============       ============       ============

Income per common and common equivalent share - primary:

     Net income ........................................       $        .89       $        .79       $       1.70       $       1.49
                                                               ============       ============       ============       ============

Fully Diluted
-------------

Net income .............................................      $    131,071       $    118,533       $    251,016       $    225,042
                                                               ============       ============       ============       ============

Weighted average number of common shares outstanding ...        145,195,125        149,444,335        146,326,746        149,655,627
Preference stock, $2.12 cumulative convertible .........            682,324            731,416            688,408            738,887
Stock option and purchase plans ........................          1,122,023            803,981          1,071,351            846,838
Preferred stock, 4% cumulative convertible .............             11,187             11,490             11,187             11,490
                                                               ------------       ------------       ------------       ------------

Total common and common equivalent shares outstanding ..        147,010,659        150,991,222        148,097,692        151,252,842
                                                               ============       ============       ============       ============

Income per common and common equivalent share-fully diluted:

     Net income ........................................       $        .89       $        .79       $       1.69       $       1.49
                                                               ============       ============       ============       ============

(1) Net income applicable to common stock was adjusted for preferred dividends.